FIRST AMENDMENT

TO THE CUSTODY AGREEMENT

THIS FIRST AMENDMENT dated as of this 6h date of June, 2018, to the Amended and Restated Custody Agreement dated December 19, 2017 (the “Agreement”), is entered into by and between ETF Managers Trust, a Delaware statutory trust (the “Trust”), and U.S. BANK NATIONAL ASSOCIATION, a national banking association organized and existing under the laws of the United States of America (the “Custodian”).

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, the Trust and the Custodian desire to amend the Agreement to add the Rogers AI Global Equity ETF; and

WHEREAS, Article XV, Section 15.02 of the Agreement allows for its amendment by written instrument executed by both parties.

NOW, THEREFORE, the parties agree as follows:

Exhibit B is hereby superseded and replaced in its entirety with Amended Exhibit B attached hereto.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

ETF MANAGERS TRUST	U.S. BANK NATIONAL ASSOCIATION
By: /s/ Samuel Masucci, III	By: /s/ Anita M Zagrodnik
Name: Samuel Masucci, III	Name: Anita M Zagrodnik
Title: President	Title: Senior Vice President

AMENDED EXHIBIT B

to the Custody Agreement

Separate Series of ETF Managers Trust

ETFMG Prime Junior Silver ETF
ETFMG Prime Cyber Security ETF
ETFMG Prime Mobile Payments ETF
ETFMG Alternative Harvest ETF
BlueStar TA-BIGITech Israel Technology ETF
Etho Climate Leadership U.S. ETF
ETFMG Drone Economy Strategy ETF
ETFMG Video Game Tech ETF
Spirited Funds/ETFMG Whiskey & Spirits ETF
AI Powered Equity ETF
Rogers AI Global Equity ETF